Exhibit 99(h)(6)

October 27, 2010

The Board of Directors of TCW Funds, Inc.

TCW Funds, Inc.

865 South Figueroa Street

Los Angeles, California

Re: Expense Limitations

Gentlemen:

TCW Investment Management Company (“Adviser”), investment adviser to the following TCW Funds agrees to the following expense limitations with respect to such TCW Funds:

TCW Conservative Allocation Fund I and N Class Shares	0.87%
TCW Aggressive Allocation Fund I and N Class Shares	1.43%
TCW Moderate Allocation Fund I and N Class Shares	0.98%
TCW Growth Fund I and N Class Shares	1.36%
TCW Large Cap Growth Fund I and N Class Shares	1.38%
TCW Relative Value Small Cap Fund I and N Class Shares	1.35%
TCW Value Opportunities Fund N Class Shares	1.39%
TCW Core Fixed Income Fund I Class Shares	0.44%
TCW Core Fixed Income Fund N Class Shares	0.78%
TCW High Yield Bond Fund Class N Class Shares	1.20%
TCW Short Term Bond Fund I Class Shares	0.44%
TCW Total Return Bond Fund I Class Shares	0.44%
TCW Total Return Bond Fund N Class Shares	0.74%

The Adviser agrees that in the event the overall expenses of the Class I or Class N shares of a listed TCW Fund exceed the stated expense limit on an annualized basis, the Adviser shall reimburse the class or classes of the listed TCW Fund in respect of such shares, for the difference.

This expense limitation, as applicable to the Fund, shall commence on November 1, 2010, and continue to October 31, 2011. The Adviser may, at its sole discretion, extend or modify the expense limitation at the conclusion of the one year period.

Very truly yours,

/s/ Charles W. Baldiswieler
Charles W. Baldiswieler
Group Managing Director